Exhibit 99.1

Acacia Research Reports Fourth Quarter and Full-Year 2020 Financial Results

Book Value as of December 31, 2020 Increases to $292.5 Million, or $5.94 Per Share

New York, NY, March 29, 2021 - Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three and 12-month period ended December 31, 2020.

Clifford Press, Chief Executive Officer, stated, “During the year, we completed our first transaction in our strategic partnership with Starboard Value LP (“Starboard”), and acquired a portfolio of late-stage life science assets, increasing our book value by more than $117.5 million. After acquiring this portfolio for $282.3 million, we sold several holdings to recover $188.5 million while retaining assets which were valued at more than $267.4 million as of December 31, 2020. Subsequent to year end, Immunocore, whose securities are included in the portfolio, conducted a successful IPO, following the release of positive clinical data, which increased the value of our holding by $31.9 million as of March 26, 2021. We continue to hold substantial value in the securities of public and private companies remaining in the portfolio.”

Our life sciences portfolio as of December 31, 2020 includes:

Public Company Securities (at market value at December 31, 2020)

Company	Ticker	Number of Shares	Value	Change since 9/30
Arix Bioscience plc [1]	LSE: ARIX	25.8 mm	$77.3 mm	$40.3 mm
Sensyne Health plc	AIM: SENS	15.2 mm	$23.3 mm	$11.9 mm
Induction Healthcare Group plc	AIM: INHC	4.2 mm	$4.2 mm	($0.2 mm)
			$104.8 mm	$52.0 mm
Total Public Holdings

Private Company Securities (at December 31, 2020)

Company	Ownership Percentage	Value
Oxford Nanopore Technologies ¹	6%	$111.1 mm
Immunocore 1, [2]	4%	$26.0 mm

Next three positions:
Viamet Pharmaceuticals	26%
AMO Pharma	22%
NovaBiotics	4%	$25.4 mm
		$162.5 mm
Total Private Holdings

1 Value of Oxford Nanopore Technologies and Immunocore securities based on observed transactions; remaining holdings of private company securities valued at cost.

2 Completed an IPO on February 4, 2021; Value at March 26, 2021 was $57.9 million

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Al Tobia, Acacia’s Chief Investment Officer, added “During 2020 we had gains, realized and unrealized, of approximately $175 million from the life sciences portfolio. During the first quarter of this year, our IP business completed the acquisition of a patent portfolio from Newracom. This portfolio provides a broad range of Wi-Fi IP that covers multiple applications including mobile devices, wearables, digital home, home automation, healthcare, and industrial automation. Our team is actively exploring licensing opportunities for the recently acquired patent families.”

Mr. Press concluded, “We remain active in collaboration with Starboard to evaluate further opportunities within the small-cap value sector with the goal of acquiring operating companies in the mature technology, healthcare, industrial and certain financial services segments.”

Full Year 2020 Financial Summary:

•	Cash and short-term investments totaled $274.6 million at December 31, 2020, compared to $168.3 million at December 31, 2019.
•	Debt, which represents the Senior Secured Notes issued to Starboard, was $115.0 million at December 31, 2020.
•	Book value totaled $292.5 million as of December 31, 2020, compared to $175.0 million at December 31, 2019. Acacia’s current book value reflects issuance of Senior Secured Notes and liabilities associated with the funding of the life science portfolio acquisition, and reflects the public and private values based on U.S. GAAP of assets as of December 31, 2020.
•	Gross revenues were $29.8 million.
•	General and administrative expenses increased by 49.5% to $24.5 million, compared with $16.4 million last year due to business development and personnel expenses, as we build out our capability to identify, evaluate and execute acquisitions.
•	Operating loss was $19.5 million.
•	GAAP net income to common stockholders was $88.5 million, or $1.54 per diluted share, compared to a net loss of $(20.4 million), or $(0.40) per diluted share, last year.

Fourth Quarter 2020 Financial Summary:

•	Gross revenues were $4.4 million.
•	General and administrative expenses for the fourth quarter of 2020 increased by 47.6%, compared with the fourth quarter of 2019, due to business development and personnel expenses.
•	Operating loss was $6.4 million.
•	GAAP net income to common stockholders was $65.4 million, or $1.33 per diluted share, compared to a net loss of $(2.6 million), or $(0.05) per diluted share, in the fourth quarter last year.
•	The fourth quarter of 2020 reflected:
o	A net non-cash benefit of $99.9 million related to the change in the fair value of trading and investment securities; and
o	Expense of $11.6 million related to the change in fair value of warrants and embedded derivatives.

Book Value/Dilution

As of December 31, 2020, book value was $292.5 million and there were 49.2 million diluted shares outstanding in the fourth quarter of 2020, for a book value per share of $5.94.

Starboard Value holds the following securities:

•	$35 million of Series A preferred stock, exercisable into 9.6 million shares of common stock (exercisable at $3.65 per share);
•	$115 million of Notes, exercisable into 31.5 million shares of common stock through 31.5 million Series B warrants owned (exercisable at $3.65 per share);
•	68.5 million additional Series B warrants exercisable into 68.5 million shares of common stock for $360 million in cash (exercisable at $5.25 per share); and
•	5 million Series A warrants exercisable into 5 million shares of common stock for $18.25 million (exercisable at $3.65 per share)

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Book value at December 31, 2020 reflects the impact of the following:

•	$115 million of Notes issued to Starboard Value;
•	$35 million of Series A preferred stock to Starboard Value; and
•	$61.6 million of warrant and additional embedded derivative liabilities associated with all preferred stock and warrants held by Starboard Value, to be eliminated upon exercise or expiration

Assuming Starboard Value converted all preferred stock and exercised all warrants1:

•	$115 million of Notes liability would be eliminated, and 31.5 million shares would be issued;
•	$35 million of preferred stock would be eliminated, and 9.6 million shares would be issued;
•	$61.6 million of warrant and embedded derivative liabilities would be eliminated; and
•	$378 million of cash would be added upon exercise of the remaining Series B warrants and Series A warrants, and 73.5 million shares would be issued

The impact of this would be an incremental $590 million in book value, and an incremental 114.6 million shares outstanding. Pro forma for all of this exercise, book value would be $882.5 million, and diluted shares outstanding would be 163.8 million, for book value per share of $5.39.

Investor Conference Call:

The Company will host a conference call today, Monday, March 29, 2021 at 11 a.m. ET/ 8 a.m. PT. to discuss these results and provide a business update.

To access the live call, please dial (877) 407-0778 (U.S. and Canada) or (201) 689-8565 (international). The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://acaciaresearch.com under the News & Events tab. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.

About Acacia Research Corporation

Acacia Research (NASDAQ: ACTG) seeks to acquire undervalued businesses and pursues opportunities for value creation. We leverage our (i) access to flexible capital that can be deployed unconditionally, (ii) expertise in corporate governance and operational restructuring, (iii) willingness to invest in out of favor industries and businesses that suffer from a complexity discount and untangle complex, multi-factor situations, and (iv) expertise and relationships in certain sectors, to complete strategic acquisitions of businesses, divisions, and/or assets with a focus on mature technology, healthcare, industrial and certain financial segments. We seek to identify opportunities where we believe we are advantaged buyers, where we can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to our unique capabilities, relationships, or expertise, or where we believe the target would be worth more to us than to other buyers. Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully implement our strategic plan, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic and the success of our investments. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the forgoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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1 Consistent with the Company's NOL preservation policies, the terms of the preferred stock and warrants prevent Starboard Value from converting or exercising such security to the extent such conversion or exercise would cause Starboard Value, together with its affiliates, to beneficially own in excess of 4.89% of the Company's then outstanding shares of common stock following such conversion or exercise.

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The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur from period to period.

Investor Contact:

Rob Fink

FNK IR

646-809-4048

rob@fnkir.com

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ACACIA RESEARCH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenues	$4,383	$688	$29,782	$11,246

Portfolio operations:
Inventor royalties	506	192	7,349	4,944
Contingent legal fees	564	4	7,419	591
Litigation and licensing expenses - patents	2,186	1,160	5,683	7,803
Amortization of patents	1,159	857	4,681	3,194
Other portfolio expenses (income)	–	1,581	(308)	1,756
Total portfolio operations	4,415	3,794	24,824	18,288
Net portfolio income (loss)	(32)	(3,106)	4,958	(7,042)
General and administrative expenses	6,387	4,328	24,476	16,376
Operating loss	(6,419)	(7,434)	(19,518)	(23,418)

Other income (expense):
Change in fair value of investment, net	1,770	277	5,474	9,899
Gain (loss) on sale of investment	10,949	(1,083)	8,187	(9,230)
Impairment of other investment	–	–	–	(8,195)
Gain on disposal of other investment	–	–	–	2,000
Change in fair value of the Series A and B warrants and embedded derivatives	(11,626)	4,518	(58,238)	4,518
Change in fair value of equity securities derivative and forward contract	(17,542)	–	–	–
Gain on sale of prepaid investment and derivative.	247	–	2,845	–
Change in fair value of trading securities and equity securities	99,878	(277)	176,173	(145)
Gain (loss) on sale of trading securities	11,623	1,963	7,352	2,188
Gain (loss) on foreign currency exchange	(5,825)	104	(4,905)	(2)
Interest expense on Senior Secured Notes	(2,745)	–	(5,923)	–
Interest income and other	27	419	838	3,432
Total other income (expense)	86,756	5,921	131,803	4,465

Income (loss) before income taxes	80,337	(1,513)	112,285	(18,953)

Income tax benefit (expense)	(98)	2,147	1,159	1,824

Net income (loss) including noncontrolling interests in subsidiaries	80,239	634	113,444	(17,129)

Net loss attributable to noncontrolling interests in subsidiaries	–	–	–	14

Net income (loss) attributable to Acacia Research Corporation.	$80,239	$634	$113,444	$(17,115)

Net income (loss) attributable to common stockholders - basic.	$65,180	$327	$90,330	$(17,422)

Basic net income (loss) per common share.	$1.34	$0.01	$1.85	$(0.35)
Weighted average number of shares outstanding - basic	48,508,903	49,875,750	48,840,829	49,764,002

Net income (loss) attributable to common stockholders - diluted.	$65,352	$(2,624)	$88,471	$(20,373)

Diluted net income (loss) per common share	$1.33	$(0.05)	$1.54	$(0.40)
Weighted average number of shares outstanding - diluted.	49,244,141	54,406,835	57,435,128	50,896,773

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ACACIA RESEARCH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$165,546	$57,359
Trading securities - debt	–	93,843
Trading securities - equity	109,103	17,140
Investment securities - private equity	143,257	–
Investment securities - equity method investments	30,673	–
Investment at fair value	2,752	1,500
Accounts receivable	506	511
Prepaid expenses and other current assets	5,832	2,912
Total current assets	457,669	173,265

Long-term restricted cash	35,000	35,000
Patents, net of accumulated amortization	16,912	7,814
Leased right-of-use assets	951	1,264
Other non-current assets	4,988	818
Total assets	$515,520	$218,161

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,019	$1,765
Accrued expenses and other current liabilities	3,707	7,265
Accrued compensation	2,265	507
Royalties and contingent legal fees payable	2,162	2,178
Senior Secured Notes Payable - short-term	115,663	–
Total current liabilities	124,816	11,715

Series A warrant liabilities	6,640	3,568
Series A embedded derivative liabilities	26,728	17,974
Series B warrant liabilities	52,341	–
Long-term lease liabilities	951	1,264
Other long-term liabilities	591	593
Total liabilities	212,067	35,114

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $35,000 as of December 31, 2020 and December 31, 2019, respectively	10,924	8,089

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding	–	–
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 49,279,453 and 50,370,987 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	49	50
Treasury stock, at cost, 4,604,365 and 2,919,828 shares as of December 31, 2020 and December 31, 2019, respectively	(43,270)	(39,272)
Additional paid-in capital	651,416	652,003
Accumulated deficit	(326,708)	(439,656)
Total Acacia Research Corporation stockholders' equity	281,487	173,125

Noncontrolling interests	11,042	1,833

Total stockholders' equity	292,529	174,958

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$515,520	$218,161

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